EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related Prospectus of Evogene Ltd. for the registration of Ordinary Shares, Subscription Rights, Warrants and Units and to the incorporation by reference therein of our report dated April 27, 2020, with respect to the consolidated financial statements of Evogene Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Tel Aviv, Israel	Kost Forer Gabbay & Kasierer
February 19, 2021	A Member of Ernst & Young Global